Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259731

PROSPECTUS

Up to 64,020,756 Shares of Common Stock

Up to 13,824,992 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 5,200,000 Warrants to Purchase Common Stock

This prospectus relates to the issuance by us of an aggregate of up to 13,824,992 shares of common stock, which consists of (i) up to 5,200,000 shares of common stock that are issuable upon the exercise of 5,200,000 Private Warrants originally issued in a private placement to the Sponsor in connection with the initial public offering of LGL and (ii) up to 8,624,992 shares of common stock that are issuable upon the exercise of 8,624,992 Public Warrants originally issued in the initial public offering of LGL. We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders of (i) up to 64,020,756 shares of common stock, consisting of (a) up to 12,500,000 shares of common stock issued in a private placement pursuant to the Subscription Agreements entered into on March 15, 2021, (b) up to 2,904,375 shares of common stock issued in a private placement to the Sponsor in connection with the Founder Shares, (c) up to 5,200,000 shares of common stock issuable upon exercise of the Private Warrants and (d) up to 43,416,381 shares of common stock (including up to 81,412 shares of common stock issuable pursuant to outstanding options, 7,465,923 shares of common stock issuable in connection with the vesting and settlement of restricted stock units, and 560,703 shares of common stock that were issued as Earnout Shares (as defined below) on September 17, 2021) pursuant to that certain Amended and Restated Registration Rights Agreement, dated August 26, 2021, between us and the selling securityholders granting such holders registration rights with respect to such shares and (ii) up to 5,200,000 Private Warrants. We will not receive any proceeds from the sale of shares of common stock or Warrants by the selling securityholders pursuant to this prospectus.

The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock or Warrants. See the section titled “Plan of Distribution.”

The common stock and the Public Warrants are listed on the New York Stock Exchange under the symbols “IRNT” and “IRNT.WS,” respectively. On November 28, 2022, the last reported sale price of the common stock was $0.46 per share and the last reported sale price of the Public Warrants was $0.0428 per Warrant.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our common stock involves risks. See the section entitled “Risk Factors” beginning on page 10 of this prospectus and in the documents incorporated by reference herein to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 28, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of common stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Unless the context indicates otherwise, references in this prospectus to the “IronNet,” “we,” “us,” “our”, the “Company” and similar terms refer to IronNet, Inc. (f/k/a LGL Systems Acquisition Corp.) and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and any prospectus supplement delivered with this prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary,” and “Risk Factors,” but may also be contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or the negative of these terms or other similar expressions intended to identify statements about the future. These statements speak only as of the date such forward-looking statement is made and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements include, without limitation, statements about:

•	our future operating or financial results;

•	future acquisitions, business strategy and expected capital spending;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	the implementation, market acceptance and success of our business model and growth strategy;

•	our expectations and forecasts with respect to the size and growth of the cybersecurity industry and our products and services in particular;

•	the ability of our products and services to meet customers’ compliance and regulatory needs;

•	our ability to compete with others in the cybersecurity industry;

•	our ability to retain pricing power with our products;

•	our ability to grow our market share;

•	our ability to attract and retain qualified employees and management;

•

our ability to adapt to changes in consumer preferences, perception and spending habits and develop and expand our product offerings and gain market acceptance of our products, including in new geographies;

•	developments and projections relating to our competitors and industry;

•	our ability to develop and maintain our brand and reputation;

•	developments and projections relating to our competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on our business and on the economy in general;

•	the impact of the COVID-19 pandemic on customer demands for our products;

•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	our future capital requirements and sources and uses of cash;

•	our ability to obtain funding for our operations and future growth; and

•	our business, expansion plans and opportunities.

The foregoing list of risks is not exhaustive. Other sections of this prospectus, the documents incorporated by reference herein and any prospectus supplement may include additional factors that could harm our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus, the documents incorporated by reference herein and any prospectus supplement will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as required by law.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, the documents incorporated by reference herein and any prospectus supplement, the events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the “Risk Factors” section of this prospectus and in our periodic filings with the SEC for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date the statement is made, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

FREQUENTLY USED TERMS

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Agreement and Plan of Reorganization and Merger, dated as of March 15, 2021, by and among LGL, Merger Sub and IronNet, as amended by Amendment No. 1 to Agreement and Plan of Reorganization and Merger dated as of August 6, 2021, and as the same may from time to time be further amended, restated, supplemented or otherwise modified

“Closing” means the consummation of the Business Combination.

“Closing Date” means August 26, 2021, the date on which the Closing occurred.

“common stock” means the company’s common stock, $0.0001 par value per share.

“company” or any references to “IronNet,” “we,” “our,” or “us” means the registrant, IronNet, Inc., a Delaware corporation, immediately after the Closing, unless context requires otherwise.

“DGCL” means the Delaware General Corporation Law, as amended.

“Earnout Shares” means 1,078,125 shares of common stock of the Company issued to eligible former equityholders of Legacy IronNet in accordance with the earnout provision of the Business Combination Agreement in September 2021.

“Exchange Ratio” means 0.8141070 of a share of Company common stock per fully-diluted share of Legacy IronNet common stock.

“Founder Shares” means the 4,312,500 shares of common stock of LGL that were issued prior to the LGL IPO.

“Legacy IronNet” means formerly, IronNet Cybersecurity, Inc. a Delaware corporation, doing business as IronNet, Inc., and, unless the context requires otherwise, its consolidated subsidiaries.

“LGL” means LGL Systems Acquisition Corp. (which was renamed IronNet, Inc. in connection with the Business Combination).

“LGL IPO” means LGL’s initial public offering of units, consummated on November 12, 2019.

“Merger Sub” means LGL Systems Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of LGL.

“NYSE” means the New York Stock Exchange.

“Private Placement” or “PIPE” means that certain private placement in the aggregate of $125 million, consummated immediately prior to the consummation of the Business Combination, pursuant to those certain Subscription Agreements with LGL, pursuant to which subscribers purchased an aggregate of 12,500,000 shares of our common stock at a purchase price of $10.00 per share.

“PIPE Shares” means an aggregate of 12,500,000 shares of common stock issued to the subscribers in the PIPE.

“Private Warrants” means the 5,200,000 warrants to purchase shares of common stock at an exercise price of $11.50 per share (subject to adjustment) issued to the Sponsor in a private placement simultaneously with the LGL IPO.

“Public Warrants” means the warrants exercisable for our common stock at an exercise price of $11.50 per share (subject to adjustment) included in the units issued in the LGL IPO.

“Registration Rights Agreement” means the amended and restated registration rights agreement, dated August 26, 2021, between and among LGL and certain securityholders who are parties thereto.

“SEC” means the Securities and Exchange Commission.

“Sponsor” means LGL Systems Acquisition Holding Company, LLC, a Delaware limited liability company.

“Sponsor Shares” means of the amounts subscribed for in the PIPE, the 566,000 shares of common stock that the Sponsor purchased for $5,660,000.

“Subscription Agreements” means, collectively, the subscription agreements, dated March 15, 2021, by and between LGL and the Subscription Investors.

“Subscription Investors” means the accredited investors or qualified institutional buyers with whom LGL entered into the Subscription Agreements.

“Warrants” means the Private Warrants and the Public Warrants together.

SUMMARY

Overview

We are a global cybersecurity company revolutionizing how organizations secure their networks by delivering the first-ever Collective Defense platform operating at scale. Employing a number of former National Security Agency cybersecurity operators with offensive and defensive cyber experience, we integrate deep tradecraft knowledge into its industry-leading products to solve the most challenging cyber problems facing the world today.

We were founded by GEN Keith Alexander in 2014 to solve the major cybersecurity problem he witnessed and defined during his tenure as former head of the NSA and founding Commander of U.S. Cyber Command: You can’t defend against threats you can’t see. Our innovative approach provides the ability for groups of organizations-within an industry sector, supply chain, state or country, for example-to see, detect and defend against sophisticated cyber attacks earlier and faster than ever before.

We have defined a new market category called Collective Defense. As the first mover in this category, we have developed our Collective Defense platform, the first, and to our knowledge, the only solution that can identify anomalous (potentially suspicious or malicious) behaviors on computer networks and share this intelligence anonymously and in real time among Collective Defense community members. Collective Defense communities comprise groups of organizations that have common risks, such as a supply chain, a business ecosystem, or across an industry sector, a state, or a country. This cybersecurity model delivers timely, actionable, and contextual alerts and threat intelligence on attacks targeting enterprise networks, and functions as an early-warning detection system for all community members.

This new platform addresses a large and unwavering compound problem: limited threat visibility for increasingly borderless enterprises across sectors and at the national level, paired with ineffective threat knowledge sharing across companies and sectors and a “go it alone” approach to cybersecurity. These operational gaps, combined with market dynamics like the increased velocity of sophisticated cyber attacks and the deepening scarcity of qualified human capital, have set our mission to transform how cybersecurity is waged.

Background

We were originally known as LGL Systems Acquisition Corp. On August 26, 2021, Legacy IronNet, LGL and Merger Sub consummated the closing of the transactions contemplated by the Business Combination Agreement (the “Merger”). Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy IronNet and LGL was effected by the merger of Merger Sub with and into Legacy IronNet, with Legacy IronNet surviving the Business Combination as a wholly-owned subsidiary of LGL. Following the consummation of the Business Combination on the Business Combination Closing Date, LGL changed its name from LGL Systems Acquisition Corp. to IronNet, Inc. While LGL was the legal acquirer in the Merger, Legacy IronNet was deemed to be the accounting acquirer in the Merger. As a result, the historical consolidated financial statements of Legacy IronNet became the historical consolidated financial statements of the combined company, upon the consummation of the Merger.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (1) January 31, 2025 (the last day of the fiscal year following the fifth anniversary of the consummation of the Initial Public Offering), (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and (4) the date on which we have, during the previous three year period, issued more than $1.0 billion in nonconvertible debt.

We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the point when we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

Our principal executive offices are located at 7900 Tysons One Place, Suite 400, McLean, Virginia, 22102, and our telephone number is (443) 300-6761. Our corporate website address is www.ironnet.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

“IronNet” and our other registered and common law trade names, trademarks and service marks are property of IronNet, Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

THE OFFERING

Issuance of common stock

Shares of common stock offered by us	13,824,992 shares of common stock, consisting of (i) 5,200,000 shares of common stock that are issuable upon exercise of the Private Warrants and (ii) 8,624,992 shares of common stock that are issuable upon exercise upon the exercise of the Public Warrants.

Shares of common stock outstanding prior to the exercise of all Warrants	103,707,690 (as of October 31, 2022)

Shares of common stock outstanding assuming exercise of all Warrants	112,314,163 (based on the total shares outstanding as of October 31, 2022)

Exercise price of warrants	$11.50 per share, subject to adjustment as described herein

Use of Proceeds	We will receive up to an aggregate of approximately $159.0 million from the exercise of the Warrants if they are exercised for cash. To the extent that Warrants are net exercised in accordance with their terms, we will not receive any net proceeds. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. We will not receive any proceeds from the sale of shares of common stock that are issuable upon the exercise of the Private Warrants or the Public Warrants. See “Use of Proceeds.”

Resale of common stock and Warrants

Shares of common stock offered by the selling securityholders	We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, an aggregate of 64,020,756 shares of common stock, consisting of:

•	up to 12,500,000 PIPE Shares;

•	up to 2,904,375 Founder Shares;

•	up to 5,200,000 shares of common stock issuable upon the exercise of the Private Warrants; and

•

up to 43,416,381 shares of common stock pursuant to the Registration Rights Agreement (including up to 81,412 shares of common stock issuable pursuant to outstanding options, 7,465,923 shares of common stock issuable in connection with the vesting and settlement of restricted stock units, and 560,703 shares of common stock that were issued as Earnout Shares on September 17, 2021).

Warrants offered by selling securityholders	Up to 5,200,000 Private Warrants

Redemption	The Public Warrants are redeemable in certain circumstances. See “Description of Our Securities – Warrants.”

Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock or Warrants by the selling securityholders.

Risk Factors	See “Risk Factors” and other information incorporated by reference in this prospectus for a discussion of factors you should consider before investing our securities.

NYSE ticker symbols	“IRNT” and “IRNT.WS”

For additional information concerning the offering, see “Plan of Distribution” beginning on page 25.

The number of shares of common stock to be outstanding is based on 103,707,690 shares of common stock outstanding as of October 31, 2022 and excludes:

•	9,267,759 shares of common stock issuable upon the settlement of outstanding restricted stock units (“RSUs”) granted under the 2021 Equity Incentive Plan (the “2021 Plan”);

•	8,971,088 shares of common stock available for future issuance under the 2021 Plan;

•	712,984 shares of common stock issuable upon the exercise of outstanding options granted under the 2014 Stock Incentive Plan (the “2014 Plan”);

•	848,584 shares underlying outstanding RSUs granted pursuant to the 2014 Plan;

•	651,284 shares underlying outstanding RSUs granted outside of any equity incentive plan;

•	3,588,763 shares available for future issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”);

•	8,596,273 shares issuable upon the exercise of outstanding Private Warrants; and

•	10,200 shares issuable upon the exercise of outstanding Public Warrants.

RISK FACTORS

Investing in our common stock involves risks. Before you make a decision to invest in our common stock, in addition to the risks and uncertainties discussed above under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this prospectus from our Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q or current reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities.

For more information, see “Where You Can Find More Information.” If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

USE OF PROCEEDS

All of the shares of common stock and Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $159.0 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds, if any, from the exercise of the Warrants for general corporate purposes, including to fund potential future investments and acquisitions of companies that we believe are complementary to our business and consistent with our growth strategy. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the selling securityholders from time to time of up to 64,020,756 shares of common stock, which consists of (i) (a) up to 12,500,000 shares of common stock issued in a private placement pursuant to the Subscription Agreements (the “PIPE Shares”), (b) up to 2,904,375 shares of common stock issued in a private placement to the Sponsor in connection with the LGL IPO (the “Founder Shares”), (c) up to 5,200,000 shares of common stock issuable upon exercise of the Private Warrants (the “Private Warrant Shares”) and (d) up to 43,416,381 shares of common stock (including up to 81,412 shares of common stock issuable pursuant to outstanding options (the “Option Shares”), 81,412 shares of common stock issuable in connection with the vesting and settlement of restricted stock units (the “RSU Shares”), and 560,703 shares of common stock that were issued as Earnout Shares on September 17, 2021) pursuant to that Amended and Restated Registration Rights Agreement, and (ii) up to 5,200,000 Private Warrants. The selling securityholders may from time to time offer and sell any or all of the common stock and Private Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling securityholders” includes the persons listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling securityholders’ interests in the common stock or Private Warrants other than through a public sale.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the selling securityholders, certain information as of October 31, 2021 regarding the beneficial ownership of our common stock and Warrants by the selling securityholders and the shares of common stock and Warrants being offered by the selling securityholders. For the avoidance of doubt, the table below also includes Earnout Shares, which were issued to certain of the selling securityholders subsequent to October 31, 2021, shares of common stock issuable upon the future settlement of restricted stock units that remain subject to vesting conditions and shares of common stock issuable upon the exercise of options not yet vested. The applicable percentage ownership of common stock is based on 103,707,690 shares of common stock outstanding as of October 31, 2022. Information with respect to shares of common stock and Private Warrants owned beneficially after the offering assumes the sale of all of the shares of common stock or Private Warrants. The selling securityholders may offer and sell some, all or none of their shares of common stock or Private Warrants, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all shares of common stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker dealer.

Except as set forth in the footnotes below, the address of each selling securityholder is c/o IronNet, Inc., 7900 Tysons One Place, Suite 400, McLean, Virginia, 22102.

Please see the section titled “Plan of Distribution” for further information regarding the selling securityholder’s method of distributing these shares.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Directors and Executive Officers of IronNet, Inc.
Gen. Keith B. Alexander (Ret.)(1)	11,530,649	11,530,649	—	—	—	—	—	—
William E. Welch(2)	4,476,446	4,476,446	—	—	—	—	—	—
James C. Gerber(3)	965,179	965,179	—	—	—	—	—	—

	Shares of Common Stock					Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering		Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Sean Foster(4)	1,052,219	1,052,219	—	—		—	—	—	—
Russell Cobb(5)	778,776	778,776	—	—		—	—	—	—
Donald Closser(6)	663,189	663,189	—	—		—	—	—	—
Donald R. Dixon(7)	247,672	247,672	—	—		—	—	—	—
Mary E. Gallagher(8)*	15,000	15,000	—	—		—	—	—	—
Gen. John M. Keane (Ret.)(9)	363,251	363,251	—	—		—	—	—	—
Robert V. “Rob” LaPenta Jr.(10)*	25,000	25,000	—	—		—	—	—	—
Vadm. John M. McConnell (Ret.)(11)	363,251	363,251	—	—		—	—	—	—
Hon. Michael J. Rogers(12)	270,293	270,293	—	—		—	—	—	—
Vadm. Jan E. Tighe (Ret.)(13)	115,579	115,579	—	—		—	—	—	—
Other Holders
143 Avenue B Associates, LLC(14)	250,000	250,000	—	—		—	—	—	—
Alan Cameron Carson(15)*	3,800	3,800	—	—		6,100	6,100	—	—
Anand Rawani(16)*	2,000	2,000	—	—		200	200	—	—
ATHANOR INTERNATIONAL MASTER FUND, LP(17)	250,300	250,300	—	—		—	—	—	—
ATHANOR MASTER FUND, LP(18)	749,000	749,000	—	—		—	—	—	—
BRIDGEWATER ASSOCIATES, LP(19)	1,339,023	250,000	1,089,023	1.3%		—	—	—	—
C5 Partners, LLC(20)	6,794,861	6,794,861
David L. Fitzgerald(21)*	4,800	4,800	—	—		7,700	7,700	—	—
David T. Butler(22)*	7,000	7,000	—	—		11,000	11,000	—	—
Entities advised by Capital Research and Management Company(23)	3,884,000	3,884,000	—	—		—	—	—	—
ForgePoint Cyber Affiliates Fund I, L.P.(24)(25)	52,869	52,869	—	—		—	—	—	—
ForgePoint Cyber Co-Investors I, L.P.(24)(26)	2,278,138	2,278,138	—	—		—	—	—	—
ForgePoint Cyber Co-Investors I-B, L.P.(24)(27)	758,760	758,760	—	—		—	—	—	—
ForgePoint Cyber Co-Investors I-C, L.P.(24)(28)	1,993,158	1,993,158	—	—		—	—	—	—
ForgePoint Cyber Co-Investors I-E, L.P.(24)(29)	270,293	270,293	—	—		—	—	—	—
ForgePoint Cybersecurity Fund I, L.P.(24)(30)	4,746,839	4,746,839	—	—		—	—	—	—
Funds advised by Weiss Asset Management LP(31)	1,000,000	1,000,000	—	—		—	—	—	—
George Anthony Bancroft II(32)*	14,566	14,566	—	—		2,500	2,500	—	—
GGCP, Inc.(33)*	216,000	216,000	—	—		345,000	345,000	—	—
Hendi Susanto(34)*	41,760	41,660	100	*	*	50	—	50	—
Jeffrey M. Illustrato(35)*	28,250	28,000	250	*	*	125	—	125	—
John G. Vonglis(36)*	16,000	16,000	—	—		26,000	26,000	—	—
John S. Mega(37)*	59,320	59,320	—	—		75,000	75,000	—	—
Jordan Lobiak(38)*	4,250	4,000	250	*	*	125	—	125	—
KEPOS ALPHA MASTER FUND L.P.(39)	500,000	500,000	—	—		—	—	—	—
KPCB Digital Growth Founders Fund II, LLC(40)	148,851	148,851	—	—		—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
KPCB Digital Growth Fund II, LLC(41)	5,853,150	5,853,150	—	—	—	—	—	—
Leslie B. Daniels(42)*	—	—	—	—	65,000	65,000	—	—
LGL Systems Acquisition Holding Company, LLC(43)*	386,325	386,325	—	—	2,147,500	2,147,500	—	—
Manjit S. Kalha(44)*	28,000	28,000	—	—	5,000	5,000	—	—
Marc Gabelli(45)*	284,900	284,900	—	—	10,000	10,000	—	—
Marshall Wace Investment Strategies —EUREKA FUND(46)	1,001,540	1,001,540	—	—	—	—	—	—
Marshall Wace Investment Strategies —MARKET NEUTRAL TOPS FUND(47)	105,613	105,613	—	—	—	—	—	—
Marshall Wace Investment Strategies —SYSTEMATIC ALPHA PLUS FUND(48)	29,304	29,304	—	—	—	—	—	—
Marshall Wace Investment Strategies —TOPS FUND(49)	63,543	63,543	—	—	—	—	—	—
Michael Clark Martin(50)*	2,830	2,830	—	—	—	—	—	—
Michael Ferrantino(51)*	30,000	30,000	—	—	—	—	—	—
NGM Asset Management LLC(52)*	369,800	369,800	—	—	400,000	400,000	—	—
Patrick B. Huvane Jr.(53)*	49,415	49,415	—	—	25,000	25,000	—	—
Robert P. Jacobson(54)*	8,430	8,430	—	—	9,000	9,000	—	—
Robert V. LaPenta Sr.(55)*	191,000	191,000	—	—	—	—	—	—
Schlein Family Trust dated April 20, 1999(56)	100,000	100,000	—	—	—	—	—	—
Shotfut Menayot Chul –(57)	850,000	850,000	—	—	—	—	—	—
The Dixon Revocable Trust(58)	100,000	100,000	—	—	—	—	—	—
The Hard Yards LLC(59)*	50,000	50,000	—	—	—	—	—	—
The LGL Group, Inc.(60)*	1,572,529	1,572,529	—	—	2,065,000	2,065,000	—	—
The Phoenix Insurance Company Ltd(61)	150,000	150,000	—	—	—	—	—	—
Timothy J. Foufas(62)*	60,000	60,000	—	—	—	—	—	—
Woodline Partners LP(63)	1,000,000	1,000,000	—	—	—	—	—	—
Yleana Investments, LLC(64)	1,250,000	1,250,000	—	—	—	—	—	—
Total		64,020,756	—			5,200,000	—

*	Reflects beneficial ownership as of September 14, 2021, the date on which the Sponsor distributed securities to its members.
**	Less than one percent.
(1)	Consists of 11,530,649 shares of common stock, of which 160,154 are Earnout Shares.
(2)	Consists of (i) 4,438,674 RSU Shares and (ii) 37,772 Earnout Shares.
(3)	Consists of (i) 788,925 shares of common stock of which 12,454 are Earnout Shares, (ii) 81,412 Option Shares, and (iii) 94,842 RSU Shares.
(4)	Consists of (i) 1,043,684 RSU Shares and (ii) 8,535 Earnout Shares.
(5)	Consists of (i) 773,401 RSU Shares and (ii) 5,375 Earnout Shares.
(6)	Consists of (i) 659,426 RSU Shares and (ii) 3,763 Earnout Shares.
(7)	Consists of 247,672 shares of common stock, of which 3,440 are Earnout Shares.
(8)	Consists of 15,000 Founder Shares.
(9)	Consists of (i) 249,277 shares of common stock of which 5,045 are Earnout Shares and (ii) 113,974 RSU Shares.
(10)	Consists of 25,000 Founder Shares.
(11)	Consists of (i) 249,277 shares of common stock of which 5,045 are Earnout Shares and (ii) 113,974 RSU Shares.
(12)	Consists of (i) 249,277 shares of common stock of which 5,045 are Earnout Shares and (ii) 113,974 RSU Shares.

(13)	Consists of (i) 113,974 RSU Shares and (ii) Earnout Shares.
(14)

Shares registered hereby consist of 250,000 PIPE Shares held by 143 Avenue B Associates, LLC, a Connecticut limited liability company. 143 Avenue B Associates, LLC is wholly owned by the Raymond T. Dalio Revocable Trust, of which Raymond Dalio is the sole trustee.

(15)	Consists of (i) 3,800 Founder Shares and (ii) 6,100 Private Warrant Shares.
(16)	Consists of (i) 2,000 Founder Shares and (ii) 200 Private Warrant Shares.
(17)

Consists of 250,300 PIPE Shares. Parvinder Thiara owns Athanor International Fund GP, LP, the general partner of Athanor International Master Fund, LP (“Athanor International”) and he may be deemed to beneficially own these securities. The address of Athanor International is c/o Athanor Capital, LP, 888 Seventh Avenue, 21st Floor, New York, NY 10019.

(18)

Consists of 749,700 PIPE Shares. Parvinder Thiara owns Athanor Capital Partners, LP, the general partner of Athanor Master Fund, LP (“Athanor Master Fund”) and he may be deemed to beneficially own these securities. The address of Athanor Master Fund is c/o Athanor Capital, LP, 888 Seventh Avenue, 21st Floor, New York, NY 10019.

(19)

Shares registered hereby consists of 250,000 PIPE Shares held by Bridgewater Associates, LP (“BALP”), a Delaware limited partnership. Raymond Dalio has voting control of Bridgewater Associates Holdings, Inc., a Delaware corporation, which is the ultimate parent company of BALP. Mr. Dalio therefore has voting and/or investment control over the PIPE shares held by BALP. Mr. Dalio disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities.

(20)

Consists of 6,794,861 shares of common stock of which 94,377 are Earnout Shares. Andre Pienaar, William Kilmer and James Coats are the directors of C5 Investors General Partner Limited, which acts on behalf of C5 Investors LP, the sole manager of C5 Partners LLC. C5 Capital Limited is the investment manager of C5 Investors LP and exercises voting, investment and dispositive rights with respect to the shares of stock held by C5 Investors LLC. Andre Pienaar is the chief executive officer and a director of C5 Capital Limited together with William Kilmer and Linda Zecher. The address of the entities and individuals affiliated with C5 Capital Limited is 7 Vigo Street, London, W1S 3HF, UK.

(21)	Consists of (i) 4,800 Founder Shares and (ii) 7,700 Private Warrant Shares.
(22)	Consists of (i) 7,000 Founder Shares and (ii) 11,000 Private Warrant Shares.
(23)

Consists of (i) 3,130,000 PIPE Shares held by SMALLCAP World Fund, Inc. (“SCWF”) and (ii) 754,000 PIPE Shares of common stock held by American Funds Insurance Series – Global Small Capitalization Fund (“VISC” and, together with SCWF, the “CRMC Stockholders”). Capital Research and Management Company (“CRMC”) is the investment adviser for each CRMC Stockholder. For purposes of the reporting requirements of the Exchange Act, CRMC and Capital Research Global Investors (“CRGI”) may be deemed to be the beneficial owner of the shares of common stock held by each CRMC Stockholder; however, each of CRMC and CRGI expressly disclaims that it is, in fact, the beneficial owner of such securities. Brady L. Enright, Julian N. Abdey, Jonathan Knowles, Gregory W. Wendt, Peter Eliot, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Harold H. La, Dimitrije Mitrinovic, Aidan O’Connell, Samir Parekh, Andraz Razen, Renaud H. Samyn, Michael Beckwith, and Arun Swaminathan, as portfolio managers, have voting and investment powers over the shares held by SCWF. Renaud H. Samyn, Michael Beckwith, Bradford F. Freer, Harold H. La, Aidan O’Connell, and Gregory W. Wendt, as portfolio managers, have voting and investment powers over the shares held by VISC. The address for each of the CRMC Stockholders is c/o Capital Research and Management Company, 333 S. Hope St., 50th Floor, Los Angeles, California 90071. Each of the CRMC Stockholders acquired the securities being registered hereby in the ordinary course of its business.

(24)

Donald R. Dixon and Alberto Yepez are the managing members of ForgePoint Cybersecurity GP-1, LLC, which is the general partner of this ForgePoint fund and exercise shared voting, investment and dispositive rights with respect to the shares of stock held by this ForgePoint fund. The address for all entities and individuals affiliated with this ForgePoint fund is 400 S El Camino Road, Suite 300, San Mateo, CA 94402.

(25)	Consists of 52,869 shares of common stock of which 734 shares are Earnout Shares.
(26)	Consists of 2,278,138 shares of common stock of which 31,642 are Earnout Shares.
(27)	Consists of 758,760 shares of common stock of which 10,539 are Earnout Shares.
(28)	Consists of 1,993,158 shares of common stock of which 27,684 are Earnout Shares.
(29)	Consists of 270,293 shares of common stock of which 3,754 are Earnout Shares.
(30)	Consists of (i) 4,546,839 shares of common stock of which 63,153 are Earnout Shares and (ii) 200,000 PIPE Shares.
(31)

Consists of (i) 370,000 PIPE Shares held by Brookdale Global Opportunity Fund (“BGO”) and (ii) 630,000 PIPE Shares held by Brookdale International Partners, L.P. (“BIP”). Andrew Weiss is the Manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of BGO and BIP. WAM GP LLC is also the Manager of BIP GP LLC, the general partner of BIP. Mr. Weiss has voting and dispositive power with respect to the securities held by BGO and BIP. Mr. Weiss, WAM GP LLC, Weiss Asset Management LP and BIP GP LLC each disclaim beneficial ownership of the shares held by BGO and BIP, except to the extent of their respective pecuniary interests therein. The business address of the foregoing entities is c/o Weiss Asset Management, 222 Berkeley Street, 16th Floor, Boston, MA 02116.
(32)	Consists of (i) 14,000 Founder Shares, (ii) 566 PIPE Shares, and (iii) 2,500 Private Warrant Shares.
(33)	Consists of (i) 216,000 Founder Shares and (ii) 345,000 Private Warrant Shares. Mario Gabelli controls GGCP, Inc. and he may be deemed to beneficially own these securities.
(34)

Shares of common stock beneficially owned prior to the offering consists of (i) 36,000 Founder Shares and (ii) 5,660 PIPE Shares and (iii) 100 shares of common stock; number of shares of common stock registered hereby consists of (i) 36,000 Founder Shares and (ii) 5,660 PIPE Shares; number of shares of common stock beneficially owned after the offering consists of 100 shares of common stock and assumes such common stock is not sold; warrants beneficially owned prior to and after the offering consists of 50 Public Warrants and assumes such Public Warrants are not sold.

(35)

Shares of common stock beneficially owned prior to the offering consists of 28,000 Founder Shares and 250 shares of common stock: number of shares of common stock registered hereby consists of 28,000 Founder Shares; number of shares of common stock beneficially owned after the offering consists of 250 shares of common stock and assumes such common stock is not sold; warrants beneficially owned prior to and after the offering consists of 125 Public Warrants and assumes such Public Warrants are not sold.

(36)	Consists of (i) 16,000 Founder Shares and (ii) 26,000 Private Warrant Shares.
(37)	Consists of (i) 48,000 Founder Shares, (ii) 11,320 PIPE Shares, and (iii) 75,000 Private Warrant Shares.
(38)

Shares of common stock beneficially owned prior to the offering consists of 4,000 Founder Shares and 250 shares of common stock: number of shares of common stock registered hereby consists of 4,000 Founder Shares; number of shares of common stock beneficially owned after the offering consists of 250 shares of common stock and assumes such common stock is not sold; warrants beneficially owned prior to and after the offering consists of 125 Public Warrants and assumes such Public Warrants are not sold.

(39)

Consists of 500,000 PIPE Shares. Kepos Capital LP is the investment manager of KEPOS ALPHA MASTER FUND L.P. (“KAMF”) and Kepos Partners LLC is the General Partner of KAMF and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by KAMF. Mr. Carhart disclaims beneficial ownership of the shares held by KAMF. The address of KAMF is c/o Kepos Capital LP, 11 Times Square, New York, NY 10036-6600.

(40)

Consists of (i) 143,891 shares of common stock, of which 1,999 are Earnout Shares and (ii) 4,960 PIPE Shares. KPCB Digital Growth Founders Fund II, LLC’s (“DGF II Founders”) shares are held for convenience in the name of KPCB Holdings, Inc., as nominee, for the accounts of such individuals and entities. The managing member of DGF II Founders is DGF II Associates. Theodore E. Schlein (a director of the company), together with L. John Doerr and Mary Meeker, the managing members of DGF II Associates, exercise shared voting and dispositive control over the shares held by DGF II Founders. The principal business address for all entities and individuals affiliated with DGF II Founders is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, CA 94025.

(41)

Consists of (i) 5,658,110 shares of common stock, of which 78,588 are Earnout Shares and (ii) 195,040 PIPE Shares. KPCB Digital Growth Fund II, LLC’s (“KPCB DGF II”) shares are held for convenience in the name of KPCB Holdings, Inc., as nominee, for the accounts of such individuals and entities. The managing member of KPCB DGF II is DGF II Associates. Theodore E. Schlein (a director of the company), together with L. John Doerr and Mary Meeker, the managing members of DGF II Associates, exercise shared voting and dispositive control over the shares held by KPCB DGF II. The principal business address for all entities and individuals affiliated with KPCB DGF II is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, CA 94025.

(42)	Consists of 65,000 Private Warrant Shares.
(43)

Consists of (i) 372,175 Founder Shares, (ii) 14,150 PIPE Shares, and (iii) 2,147,500 Private Warrant Shares. LGL Systems Acquisition Holding Company, LLC. LGL Systems Nevada Management Partners LLC is the managing member of LGL Systems Acquisition Holding Company, LLC (the “Sponsor”). Marc J. Gabelli, Patrick B. Huvane Jr., George Anthony Bancroft II, Timothy J. Foufas, and Jeffrey M. Illustrato (appointed by Mr. Gabelli) are the managers of LGL Systems Nevada Management Partners LLC and approve actions of the Sponsor. Each manager has one vote, and the approval of three of the five managers is required for approval of an action of the Sponsor. Under the so-called “rule of three”, if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based on the foregoing, no individual manager exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he has a pecuniary interest.

Accordingly, none of them are deemed to have or share beneficial ownership of the securities held by the Sponsor. The address for all entities and individuals affiliated with the Sponsor is 165 W. Liberty St., Suite 220, Reno, NV 89501.
(44)	Consists of (i) 28,000 Founder Shares and (ii) 5,000 Private Warrant Shares.
(45)	Consists of (i) 200,000 Founder Shares, (ii) 84,900 PIPE Shares, and (iii) 10,000 Private Warrant Shares.
(46)

Consists of 1,001,540 PIPE Shares. Marshall Wace, LLP, a limited liability partnership formed in England (the “Investment Manager”), is the investment manager of Marshall Wace Investment Strategies – EUREKA FUND (“Eureka Fund”). Eureka Fund is a sub-trust of Marshall Wace Investment Strategies, an umbrella unit trust established in Ireland with limited liability between sub-trusts. The Investment Manager has delegated certain authority for U.S. operations and trading to Marshall Wace North America L.P. Each of the foregoing other than the Investment Manager disclaims beneficial ownership of the securities listed above. The address of Eureka Fund is 32 Molesworth Street, Dublin 2, Ireland.

(47)

Consists of 105,613 PIPE Shares. Marshall Wace, LLP, a limited liability partnership formed in England (the “Investment Manager”), is the investment manager of Marshall Wace Investment Strategies – MARKET NEUTRAL TOPS FUND (“MNT Fund”). MNT Fund is a sub-trust of Marshall Wace Investment Strategies, an umbrella unit trust established in Ireland with limited liability between sub-trusts. The Investment Manager has delegated certain authority for U.S. operations and trading to Marshall Wace North America L.P. Each of the foregoing other than the Investment Manager disclaims beneficial ownership of the securities listed above. The address of MNT Fund is 32 Molesworth Street, Dublin 2, Ireland.

(48)

Consists of 29,304 PIPE Shares. Marshall Wace, LLP, a limited liability partnership formed in England (the “Investment Manager”), is the investment manager of Marshall Wace Investment Strategies – SYSTEMATIC ALPHA PLUS FUND (“SAP Fund”). SAP Fund is a sub-trust of Marshall Wace Investment Strategies, an umbrella unit trust established in Ireland with limited liability between sub-trusts. The Investment Manager has delegated certain authority for U.S. operations and trading to Marshall Wace North America L.P. Each of the foregoing other than the Investment Manager disclaims beneficial ownership of the securities listed above. The address of SAP Fund is 32 Molesworth Street, Dublin 2, Ireland.

(49)

Consists of 63,543 PIPE Shares. Marshall Wace, LLP, a limited liability partnership formed in England (the “Investment Manager”), is the investment manager of Marshall Wace Investment Strategies – TOPS FUND (“TOPS Fund”). TOPS Fund is a sub-trust of Marshall Wace Investment Strategies, an umbrella unit trust established in Ireland with limited liability between sub-trusts. The Investment Manager has delegated certain authority for U.S. operations and trading to Marshall Wace North America L.P. Each of the foregoing other than the Investment Manager disclaims beneficial ownership of the securities listed above. The address of TOPS Fund is 32 Molesworth Street, Dublin 2, Ireland.

(50)	Consists of 2,830 PIPE Shares.
(51)	Consists of 30,000 Founder Shares.
(52)

Consists of (i) 200,000 Founder Shares, (ii) 169,800 PIPE Shares, and (iii) 400,000 Private Warrant Shares. Nathan G. Miller controls NGM Asset Management LLC and he may be deemed to beneficially own these securities. As of September 14, 2021, Mr. Miller also individually beneficially owned 44 Public Warrants and had dispositive power over 158,638 Public Warrants held by a fund for which he serves as portfolio manager.

(53)	Consists of (i) 48,000 Founder Shares, (ii) 1,415 PIPE Shares, and (iii) 25,000 Private Warrant Shares.
(54)	Consists of (i) 5,600 Founder Shares, (ii) 2,830 PIPE Shares, and (iii) 9,000 Private Warrant Shares.
(55)	Consists of 191,000 Founder Shares. Mr. LaPenta Sr. is the father of Mr. LaPenta Jr., who serves on our board of directors.
(56)	Consists of 100,000 PIPE Shares. Theodore E. Schlein, who serves on our board of directors, is a trustee of the Schlein Family Trust dated April 20, 1999.
(57)

Consists of 850,000 PIPE Shares. Haggai Schreiber, Deputy Chief Executive Officer and Chief Investment Officer, Gilad Shamir, Chief Investment Officer and Dan Kerner, Head of Nostro, may be deemed to have voting and dispositive power with respect to the securities held by Shotfut Menayot Chul – (“Shotfut”). The address of Shotfut is Derech Hashalom 53, Giv’atayim, Israel.

(58)	Consists of 100,000 PIPE Shares. Donald R. Dixon, who serves on our board of directors, and his spouse, are co-trustees of The Dixon Revocable Trust.
(59)	Consists of 50,000 Founder Shares. Jason David Lamb controls The Hard Yards LLC and he may be deemed to beneficially own these securities.
(60)	Consists of (i) 1,300,000 Founder Shares, (ii) 272,529 PIPE Shares, and (iii) 2,065,000 Private Warrants. The address of the LGL Group, Inc. is 2525 Shader Rd., Orlando, Florida.
(61)

Consists of 150,000 PIPE Shares. Haggai Schreiber, Deputy Chief Executive Officer and Chief Investment Officer, Gilad Shamir, Chief Investment Officer and Dan Kerner, Head of Nostro, may be deemed to have voting and dispositive power with respect to the securities held by The Phoenix Insurance Company Ltd—(“Phoenix”). The address of Phoenix is Derech Hashalom 53, Giv’atayim, Israel.

(62)	Consists of 60,000 Founder Shares.
(63)

Consists of 1,000,000 PIPE Shares. Woodline Partners LP serves as the investment manager of Woodline Master Fund LP and may be deemed to be the beneficial owner of the shares reported on this line. Woodline Master Fund LP disclaims any beneficial ownership of these shares. The address of Woodline Master Fund LP is 4 Embarcadero Center, Suite 3450, San Francisco, CA 94111.

(64)	Consists of 1,250,000 PIPE Shares. Gabriel Hammond is the managing manager of Yleana Investments, LLC and may be deemed to beneficially own these securities.

DESCRIPTION OF OUR SECURITIES

The following is a summary of the rights of our securities. This summary is qualified by reference to the complete text of our amended and restated certificate of incorporation and amended and restated bylaws filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our amended and restated certificate of incorporation authorizes us to issue up to 500,000,000 shares of common stock, $0.0001 par value per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. As of October 31, 2022 there were 103,707,690 shares of common stock issued and outstanding.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividend Rights

Subject to preferences that may apply to any then-outstanding preferred stock, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. We do not anticipate paying any cash dividends in the foreseeable future.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Preemptive or Similar Rights

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Under our amended and restated certificate of incorporation our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 100,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. Any issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock are outstanding. We have no present plans to issue any shares of preferred stock.

Warrants

As of October 31, 2022, there were 8,606,473 Warrants to purchase common stock outstanding, consisting of 8,596,273 Public Warrants and 10,200 Private Warrants. Each Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share. The Warrants will expire at 5:00 p.m., New York City time, on August 26, 2026, or earlier upon redemption or liquidation.

Holders of Public Warrants cannot pay cash to exercise their Public Warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such Warrants and a current prospectus relating thereto. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date of exercise.

The Private Warrants are identical to the Public Warrants except that such warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor or its permitted transferees have the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than the Sponsor and LGL’s current independent directors or their permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

We may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

•	at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•

if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third trading day prior to the notice of redemption to warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our Warrants was established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding Warrants, if such modification or amendment is being undertaken prior to, or in connection with, the closing, or Warrants, if such modification or amendment is being undertaken after the closing.

The exercise price and number of shares of common stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. The Warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the office of the warrant agent, with the subscription form, as set forth in the warrant, duly executed, accompanied by full payment of the exercise price (unless the exercise is on a cashless basis, if applicable), by certified or official bank check payable to the order of the warrant agent, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their Public Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Public Warrant holders may elect to be subject to a restriction on the exercise of their Public Warrants such that an electing warrant holder would not be able to exercise their Public Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaws

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•

permit our board of directors to issue up to 100,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of our board of directors;

•	provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed in the manner specified in Section 141(k) of the DGCL;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by the sole remaining director;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of our stockholders may be called by (i) the chairperson of the board of directors, (ii) the chief executive officer or (iii) a majority vote of the board of directors; and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

The amended and restated certificate of incorporation provides to the fullest extent permitted by law, that derivative actions brought in the company’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of the company’s common stock shall be deemed to have notice of and consented to the forum provisions in the second amended and restated certificate of incorporation . The amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of our amended and restated certificate of incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, New York 10004.

Listing

Our Common Stock and Public Warrants are traded on the New York Stock Exchange under the symbols “IRNT” and “IRNT.WS”, respectively.

PLAN OF DISTRIBUTION

We are registering the issuance by us of (i) up to 13,824,992 shares of common stock, including shares of common stock issuable upon exercise of the Private Warrants, consisting of (i) 5,200,000 shares of common stock that are issuable upon the exercise of 5,200,000 Private Warrants and (ii) 8,624,992 shares of common stock that are issuable upon the exercise of 8,624,992 Public Warrants. We are also registering the resale by the selling securityholders or their permitted transferees from time to time of (i) up to 43,416,381 shares of common stock (including up to 5,200,000 shares of common stock that may be issued upon exercise of the Private Warrants, up to 81,412 shares of common stock issuable pursuant to outstanding options, up to 560,703 shares of common stock issuable as Earnout Shares, and up to 7,465,923 shares of common stock issuable upon settlement of restricted stock units) and (ii) up to 5,200,000 Private Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The shares of common stock beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the selling securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering this prospectus. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn or, in the case of shares issued pursuant to the Subscription Agreements, until three years from the initial effective date of the Registration Statement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock and the exercise, disposition and lapse of our Warrants. The common stock and the Warrants are referred to collectively herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any non-income U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax- qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid or deemed paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “—Tax Considerations Applicable to U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that under current law will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock so disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common stock so disposed of. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost for such common stock (or, in the case of common stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such common stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders generally are eligible under current law for reduced rates of tax. If the U.S. Holder’s holding period for the common stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our common stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the common stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, a non-realization event, or a tax-free recapitalization. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants generally will equal the U.S. Holder’s acquisition cost of the Warrant, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Tax Considerations Applicable to U.S. Holders—Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock—Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders—Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of common stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our common stock, to the extent paid or deemed paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “—Tax Considerations Applicable to Non-U.S. Holders—Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “—Tax Considerations Applicable to Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section entitled “—Tax Considerations Applicable to Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “—Tax Considerations Applicable to U.S. Holders—Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “—Tax Considerations Applicable to Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or Warrants or an expiration or redemption of our Warrants, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our common stock or Warrants and, in the case where shares of our common stock are regularly traded on an established securities market, (i) the non-U.S. Holder has owned, actually or constructively, more than 5% of our common stock at any time within the relevant period or (ii) provided that our Warrants are regularly traded on an established securities market, the non-U.S. Holder has owned, actually or constructively, more than 5% of our Warrants at any time within the within the relevant period. It is unclear how a non-U.S. Holder’s ownership of Warrants will affect the determination of whether the non-U.S. Holder owns more than 5% of our common stock. In addition, special rules may apply in the case of a disposition of warrants if our common stock is considered to be regularly traded, but our Warrants are not considered to be publicly traded. There can be no assurance that our common stock or Warrants will or will not be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our common stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation; however, there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock—Warrants.” An adjustment that has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders—Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) and Treasury Regulations and administrative guidance promulgated thereunder impose a U.S. federal withholding tax of 30% on certain payments paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends. The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of our common stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Cooley LLP, Reston, Virginia.

EXPERTS

The financial statements incorporated in this prospectus by reference to IronNet, Inc.’s Current Report on Form 8-K dated November 14, 2022 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the internet at the SEC’s website at http://www.sec.gov.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on the Investor Relations section of our website, which is located at ir.ironnet.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Our website address is www.ironnet.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This registration statement incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:

•

our Annual Report on Form 10-K for the year ended January 31, 2022, filed with the SEC on May 2, 2022, of which Part II, Item 7 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and Part II, Item 8 (“Financial Statements and Supplementary Data”) are superseded by the Current Report on Form 8-K, filed on November 14, 2022;

•	our definitive proxy statement on Schedule 14A for the 2022 Annual Meeting of Stockholders, filed with the SEC on May 26, 2022, to the extent that the information is filed and not furnished;

•	our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2022 and July 31, 2022, filed with the SEC on June 14, 2022 and September 14, 2022, respectively; and

•

our Current Reports on Form 8-K filed with the SEC on February 14, 2022 (except for the information furnished under Item 7.01 and Exhibit 99.1 thereto), April  25, 2022, May  20, 2022, June  24, 2022 (except for the information furnished under Item 7.01), July  15, 2022, September 15, 2022 (except for the information furnished under Item 2.02 and Exhibit 99.1 thereto), October 4, 2022, October 12, 2022, October 31, 2022 (except for the information furnished under Item 7.01) and November 14, 2022.

We also incorporate by reference into this prospectus any further filings we make with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC), including all filings after the date hereof and prior to the effectiveness of the Registration Statement.

We have filed with the SEC the Registration Statement under the Securities Act of 1933, as amended covering the securities to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the Registration Statement, some of which is contained in exhibits to the Registration Statement. The Registration Statement, including the exhibits, can be read at the SEC website referred to above under “Where You Can Find More Information.” Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement or any other document incorporated herein by reference, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person who receives a copy of this prospectus on the written or oral request of that person made to:

IronNet, Inc.

7900 Tysons One Place, Suite 400

McLean, VA 22102

Attention: Investor Relations

Telephone: (443) 300-6761